Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.

Thomas E. Newberry

Vice President, Corporate Communications and Government Relations

(508) 370-5374 or tom.newberry@gtc-bio.com

GTC BIOTHERAPEUTICS REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

FRAMINGHAM, MA – July 31, 2009 — GTC Biotherapeutics, Inc.’s (“GTC”, Nasdaq: GTCB) total net loss for the second quarter ended June 28, 2009, was $10.8 million, or $1.03 per share, compared to $2.2 million, or $0.22 per share, for the second quarter of 2008. The total net loss for the first six months of 2009 was $21.1 million, or $2.03 per share, compared to $10.4 million, or $1.12 per share, for the first six months of 2008. The first half of 2008 included significant sales of ATryn® to our former partner in Europe, LEO Pharma A/S. While revenues for the first six months of 2009 were approximately $0.9 million, during that same period there were $5.7 million of milestones received that were not recognized as revenue and were recorded as deferred revenue on the balance sheet. Subsequent to yesterday’s special shareholder vote, GTC is receiving $8.3 million of additional funding from LFB Biotechnologies upon the first closing under the June 18, 2009 agreement for the sale of new convertible preferred stock.

“As a result of our financing transaction with our strategic partner, LFB Biotechnologies, we are taking an important step in re-establishing the financial stability of GTC with a committed, long term investor,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “We have also been very encouraged by the strong launch of ATryn® by our partner, Lundbeck Inc., and we believe this bodes well for future sales in the U.S. in the approved hereditary antithrombin deficiency indication as well as the potential for future broader indications we are developing together for approval, such as heparin resistance.”

ATryn® Update

In the first quarter of 2009, GTC obtained approval of the Biologics License Application (BLA) for ATryn®, a recombinant form of human antithrombin, for the prophylactic treatment of hereditary antithrombin deficient patients undergoing surgery or childbirth. Lundbeck Inc. launched the product in the U.S. in the second quarter of 2009. GTC and Lundbeck Inc. are now engaged in discussions with the U.S. Food and Drug Administration on development plans for ATryn® as a treatment for heparin resistance during cardiopulmonary bypass surgery.

Hemophilia Programs

The joint venture between GTC and LFB has prioritized the recombinant human coagulation factor VIIa program for development in clinical studies. The Investigational New Drug, or IND, application to the FDA to initiate clinical studies for the rhFVIIa program is planned for the first quarter of 2010. The IND application for the recombinant human coagulation factor IX program is planned for the end of 2010. These products are uniquely enabled by our transgenic technology to be developed as lower priced alternatives to the existing commercial recombinant forms of these proteins, expanding patient access. The detailed development timelines for these products of the joint venture may be influenced by the provisions for follow-on biologic products now included in legislation moving through Congress. Clinical development in the absence of enabling follow-on biologic legislation is planned to be completed within three years from initiation.

Cash and Investment Position

Cash and marketable securities at June 28, 2009 totaled $4.7 million, a $6.9 million decrease compared to $11.6 million at December 28, 2008. The second quarter cash and marketable securities includes the initial $4 million of convertible debt funding from LFB Biotechnologies. Subsequent to June 28, 2009, we received an additional $8.3 million from LFB Biotechnologies as part of the overall financing arrangement. Together with committed partnering milestone proceeds, but not including any new proceeds from contemplated partnering activities, this will fund operations into the fourth quarter of 2009.

Other Financial Results

Revenues for the second quarter of 2009 were approximately $0.7 million, an $8.5 million decrease from the $9.1 million recorded in the second quarter of 2008. Revenues totaled approximately $0.9 million for the first six months of 2009 compared to $12.7 million in the first six months of 2008, a decrease of $11.8 million. The revenue decreases in 2009 were driven by the termination of the ATryn® agreement with LEO and completion in 2008 of our service contract work for PharmAthene and Merrimack Pharmaceuticals. We recently entered into an additional scope of service work with PharmAthene as they continue development of their Protexia® product.

Costs of revenue and operating expenses totaled $10.3 million in the second quarter of 2009, approximately 6% lower than $11 million in the second quarter of 2008. Costs of revenue and operating expenses totaled $20.1 million for the first half of 2009, approximately 12% lower than $22.7 million in the first half of 2008. The lower expenses are primarily due to decreased costs in the ATryn® program and reduced work under our fee-for-service contracts for our external programs.

The per share results for 2008 were restated to reflect the 1 for 10 reverse stock split effective in the second quarter of 2009. After adjusting for the reverse stock split, the weighted average number of shares outstanding increased from 10.3 million shares for the second quarter of 2008 to 10.4 million shares for the second quarter of 2009. The weighted average number of shares outstanding increased from 9.3 million shares for the first six months of 2008 to 10.4 million shares for the first six months of 2009. GTC had approximately 10.4 million common shares outstanding as of June 28, 2009.

Conference Call Information

GTC Biotherapeutics will discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The dial-in number from inside the United States is 1-877-407-0778. The dial-in number from outside the United States is 1-201-689-8565. The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics develops, supplies and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in the United States and Europe. ATryn is the first and only product produced in transgenic animals to be approved for therapeutic use anywhere in the world. In addition to ATryn, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation factors VIIa and IX, which are being developed for the treatment of hemophilia. GTC is also developing a portfolio of follow-on biologic monoclonal antibodies and a CD20 antibody with enhanced ADCC (antibody-dependent cell-mediated cytotoxicity). GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the prospects for future sales of ATryn® in the U.S., the prospects for development of ATryn in heparin resistance and other indications, the timing for clinical development in the rhFVIIa and the factor IX joint venture programs, and the expected rate of cash use in 2009. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, and the uncertainty that GTC will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and additional equity financings. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Six months ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Revenues:	$632	$4,920	$830	$8,465
Service revenue	23	4,219	23	4,219

Product revenue	655	9,139	853	12,684

Costs of revenue and operating expenses:
Cost of service revenue	354	1,377	620	2,632
Cost of product revenue	16	4,215	16	4,287
Research and development	6,805	2,692	13,773	10,396
Selling, general and administrative	3,136	2,680	5,645	5,391

	10,311	10,964	20,054	22,706

Loss from operations	$(9,656)	$(1,825)	$(19,201)	$(10,022)

Other income (expense):	(1,101)	(388)	(1,910)	(414)

Net Loss	$(10,757)	$(2,213)	$(21,111)	$(10,436)
Net loss per common share (basic and diluted)	$(1.03)	$(0.22)	$(2.03)	$(1.12)

Weighted average number of shares outstanding (basic and diluted)	10,440	10,279	10,424	9,302

	June 28, 2009	December 28, 2008
Cash and marketable securities	$4,739	$11,643
Other current assets	3,670	2,112
Property and equipment, (net)	12,723	13,396
Other assets	7,962	13,252

Total assets	$29,094	$40,403

Current liabilities	$17,404	$15,369
Short-term deferred contract revenue	7,011	688
Long-term deferred contract revenue	8,407	9,180
Long-term debt	20,125	19,269
Other liabilities	76	20
Stockholders' equity	(23,929)	(4,123)

Total liabilities and stockholders' equity	$29,094	$40,403